Exhibt 99.1

New Frontier Energy Operational Update

DENVER, Feb. 1 PRNewswire-FirstCall/ -- New Frontier Energy, Inc. (OTC Bulletin Board: NFEI) announced today an update of recent operations activity.

Drilling Update

New Frontier Energy, Inc. (the "Company") recently completed the drilling of two successful wells in the Slater Dome field:

(i)	the Robidoux 13-15 Twin drilled in November 2009 to a total depth of 7,800', and

(ii)	the Battle Mountain Federal 14-15 drilled in December 2009 to a total depth of 7,684'.

These wells encountered pay in the Mesa Verde Sands, Mancos Shale, Niobrara Shale, Carlile Shale, Frontier Sands, and other sections.

Production from the Robidoux 13-15 Twin and Battle Mountain Federal 14-15 is anticipated to commence in the second quarter of 2010.  These wells were the first drilled by the Company since 2007. Unlike previous coal bed methane wells, these wells have the potential to produce at much higher rates from deeper conventional zones bearing oil and natural gas.

The Company's management is optimistic about the production possibility from these wells, which tested oil and gas from multiple stacked pay zones.

Robidoux 13-15 Twin

The Robidoux 13-15 Twin encountered 113 feet of pay in targeted formations, which included the Deep Creek Sands, Mancos Shale, Niobrara Shale, and Carlile Shale, Hatfield Sands, Cherokee Creek Sands, and the Frontier Sands.

Flow tests indicate potential for significant hydrocarbon production from multiple zones with test rates totaling approximately 3.4 MMCFPD.  These tests rates, while encouraging, are not indicative of what the actual production from the well may be.

The Carlile Shale and Frontier Sands zones were not logged or flow tested due to a loss of hole integrity during evaluation.

The well is currently shut in waiting on further completion efforts scheduled in the second calendar quarter of 2010.

Battle Mountain Federal 14-15

The Battle Mountain Federal 14-15 encountered 513 feet of pay in targeted formations, which included the Iles Coals, Deep Creek Sands, Niobrara Shale, Carlile Shale, Hatfield Sands, Cherokee Creek Sands, Mancos Shale, and Frontier Sands. Over 2/3 of the pay is from the deeper Niobrara Shale and Carlile Shale sections, which exhibited significant natural fracturing.  The Iles Coal zone was the thickest encountered to date in the Slater Dome field.

Due to well formation issues, it was not possible to log the Niobrara Shale, Carlile Shale and Frontier Sands sections.

The well is currently shut in waiting on further completion efforts scheduled in the second calendar quarter of 2010.  Bureau of Land Management sanctioned drilling dates limited the ability to flow test of the well.

Focus Ranch Development Plans

The Company is preparing to submit the final pipeline application for construction of a gathering system to tie-in the Focus Ranch Federal 12-1 and the Focus Ranch Federal 3-1 wells into the Company's existing gas gathering line. Subject to receipt of the appropriate permissions, construction is scheduled to begin in July 2010.

About New Frontier Energy, Inc.

New Frontier Energy, Inc. is a Denver-based independent oil and gas company actively engaged in the exploration and development of oil and gas properties in the United States. New Frontier Energy has interests in multiple properties in Colorado and Wyoming, including the Slater Dome Field and the Focus Ranch Federal Unit, among others.

Contact Information

For general inquiries about New Frontier Energy, Inc. or specific inquires related to the matters contained in this press release, shareholders or other parties should contact the Company by email at investors@nfei.us.

Forward-Looking Statements

The statements contained in this press release which are not historical fact are forward-looking statements that involve certain risks and uncertainties including, but not limited to, increases or decreases in prices for natural gas and crude oil, expected rates of production of oil and gas, the timeliness, costs and success of development activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.